UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/10/2006

VALASSIS COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10991

DE	38-2760940
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

19975 Victor Parkway, Livonia, MI 48152
(Address of principal executive offices, including zip code)

734-591-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

       On July 10, 2006, the Board of Directors of Valassis Communications, Inc. (the "Company"), upon recommendation by the Company's Corporate Governance/Nominating Committee, elected Joseph B. Anderson, Jr. as a member of the Company's Board of Directors, effective July 10, 2006. A copy of the press release announcing the election is furnished herewith as Exhibit 99.1.

        Mr. Anderson serves as the Chairman and Chief Executive Officer of TAG Holdings, LLC, the parent company of a diverse range of businesses in the United States, Korea and China, including the manufacture of automotive parts, plumbing products and assembly and supply chain management services. Prior to joining TAG Holdings, Mr. Anderson was the Chairman and Chief Executive Officer of Chivas Industries, LLC, a manufacturer of products for the automotive industry, from 1994 until 2002. Mr. Anderson began his business career with General Motors in 1979 and in 1990 was appointed as General Director of a GM business.

        Mr. Anderson graduated from the United States Military Academy at West Point in 1965, with a bachelor of science degree in math and engineering. He later received two master's degrees from the University of California, Los Angeles. He later attended the Army's Command and General Staff College and graduated from the Harvard Advanced Management Program in 1984.

        In accordance with the Company's By-Laws, Mr. Anderson will serve as a director until the next annual meeting of stockholders or until his successor is elected and qualified. Mr. Anderson has not yet been appointed to any standing committees of the Board of Directors. The Company will file an amendment to this Form 8-K to disclose this information after any such appointment is made.

Item 9.01.    Financial Statements and Exhibits

Exhibit No.      Description
99.1               Press release, dated July 10, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.

Date: July 11, 2006	By:	/s/ Barry P. Hoffman
Barry P. Hoffman
Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated July 10, 2006